EXHIBIT 10.23

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (the “First Amendment”) is made as of November 4, 2019 (the “First Amendment Effective Date”) by and between REGENXBIO Inc., a corporation organized under the laws of the State of Delaware, with offices at 9600 Blackwell Road, Suite 210, Rockville, MD 20850 (“Licensor”), and Abeona Therapeutics Inc., a corporation organized under the laws of the State of Delaware, with offices at 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019 (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain License Agreement dated November 4, 2018 (the “License Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the License Agreement relating to the timing of certain fees Licensee shall pay Licensor under the License Agreement; and

WHEREAS, pursuant to Section 10.9 of the License Agreement, the License Agreement may be amended, provided that such amendment is in writing and signed by duly authorized representatives of both Parties.

NOW, THEREFORE, in consideration of the promises and covenants contained in this First Amendment, and intending to be legally bound, the Parties hereby agree as follows:

1.Section 3.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.1Initial Fee. In partial consideration of the rights and licenses granted to Licensee under this Agreement, Licensee shall pay Licensor an initial fee of $21,000,000, which shall be payable as follows: (a) $10,000,000 within [****] after the Effective Date; (b) $3,000,000 within twelve (12) months of the Effective Date; and (c) $8,000,000 no later than April 1, 2020, provided that any unpaid portion of the initial fee (including (a), (b) and (c)) shall be immediately payable upon termination of this Agreement or a Change of Control.”

2.This First Amendment amends the terms of the License Agreement and is deemed incorporated into, and governed by all other terms of, the License Agreement. To the extent that the License Agreement is explicitly amended by this First Amendment, the terms of this First Amendment will control where the terms of the License Agreement are contrary to, or conflict with, the terms of this First Amendment. All other terms and conditions of the License Agreement not explicitly amended by this First Amendment shall remain in full force and effect.

The License Agreement, shall, together with this First Amendment, be read and construed as a single instrument.

3.Signatures on this First Amendment may be communicated by facsimile or e-mail transmission and shall be binding upon the Parties upon receipt by transmitting the same by facsimile or e-mail transmission, which signatures shall be deemed originals. If executed in counterparts, this First Amendment shall be effective as if simultaneously executed.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this First Amendment to be executed by their duly authorized representatives.

REGENXBIO Inc.	Abeona Therapeutics Inc.

By:/s/ Kenneth T. Mills	By:/s/ Joao Siffert
Name:Kenneth T. Mills	Name:Joao Siffert
Title:President and Chief Executive Officer	Title:CEO
Date:November 1, 2019	Date:1-Nov-2019

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